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                                   EX-99.A3C

  STANDARD FULL-TIME SPECIAL AND SOLICITING AGENTS' COMMISSION AND FEE SCHEDULE
                            SECTION II - COMPLIFE(R)

L. VARIABLE COMPLIFE(R)

  1.       For purposes of this Subsection L:

           (a) "Writing Agent" means the Agent whose name appears on the application as Agent of Record.

           (b) "Servicing Agent" means the Writing Agent unless his contract has terminated or he is no longer servicing the business, or the Agent who has been appointed to service the business in the event the Writing Agent has terminated or is no longer able to service the business.

           (c)   Variable Whole Life, Initial Term, Initial Additional Premiums

                 The Writing Agent will receive the compensation unless he is terminated and not vested according to his contractual vesting schedule.

           (d)   Term Increases

                 Term increases, where available, may be scheduled only at issue. The current active Servicing Agent will receive the compensation listed in Subsection L.5. of this Section II.

           (e)   Additional Premium Increases

                 The current active Servicing Agent will receive the compensation listed in Subsection L.6. of this Section II.

  2.       Variable Whole Life and Initial Term

           (a)   Commissions

                 The Writing Agent shall be entitled to receive first year commissions equal to percentages (commission rates) of Variable Whole Life and Initial Term premiums collected on Variable CompLife(R) policies and contracts issued upon applications procured by him pursuant to his Agent's contract as set forth below:
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
             Issue                First Year                     Issue               First Year
              Age                 Commission                      Age                Commission
              ---                 ----------                      ---                ----------

              0-55                   40.0%                         66                   34.5%
                56                   39.5                          67                   34.0
                57                   39.0                          68                   33.5
                58                   38.5                          69                   33.0
                59                   38.0                          70                   32.5
                60                   37.5
                61                   37.0                          71                   31.5
                62                   36.5                          72                   30.5
                63                   36.0                          73                   29.5
                64                   35.5                          74                   28.5
                65                   35.0                          75                   27.5

                 The Writing Agent shall be entitled to receive renewal commissions equal to 6% of the Variable Whole Life and Initial Term premium in policy years 2 through 10.

           (b)   Quality Incentive Compensation

                 The Writing Agent shall be entitled to receive Quality Incentive Compensation equal to a percentage of Variable Whole Life and Initial Term renewal commissions paid on Variable CompLife(R) policies issued upon applications procured by him in accordance with policies and procedures as from time to time amended by the Company and published in the Agents Benefits and Compensation Manual. The Company reserves the right to change such policies and procedures not only with respect to future business, but also to existing business.

           (c)   Persistency Fees

                 A persistency fee shall be paid in an amount equal to 2% of Variable Whole Life and Initial Term premiums collected by the Company which fall due in the eleventh and subsequent policy years on Variable CompLife(R) policies issued on applications on which the Writing Agent's name appears as Solicitor. No persistency fee shall be paid after he ceases to be under an agency contract providing for such fees.

  STANDARD FULL-TIME SPECIAL AND SOLICITING AGENTS' COMMISSION AND FEE SCHEDULE
                            SECTION II - COMPLIFE(R)

  3.       Lump Sums

           Agent shall be entitled to receive a 2 3/4% fee on Lump Sum premiums collected on Variable CompLife(R) policies and contracts where Lump Sums are procured by him pursuant to his Agent's contract.
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  4.       Initial Additional Premium

           Agent (as determined in Subsection 1.c. above) shall be entitled to receive fees in the amount of 2 3/4% of premiums collected under the terms of the Initial Additional Premium.

  5.       Term Increases

           Agent (as determined in Subsection 1.d. above) shall be entitled to receive compensation on Term Increase premiums as follows:

           (a) In the year of premium increase, Agent will receive a first year commission equal to 10% of the premium increase.

           (b) Subsequent to the year of increase, a 6% renewal fee will be paid on such premiums in the first 10 policy years, and a 2% renewal fee will be paid on such premiums in policy years 11 and later.

           Optional Term premiums may be required after issue to maintain the Term face amount. Agent will be entitled to a 6% renewal fee on such premiums in the first 10 policy years and a 2% renewal fee on such premiums in policy years 11 and later.

  6.       Additional Premium Increases

           Agent (as determined in Subsection 1.e. above) shall be entitled to receive fees in the amount of 2 3/4% of premiums collected under the terms of the Additional Premium.

  7.       Classified Policies

           (a) The commission rates applicable to extra premiums payable for the Variable Whole Life, and Initial Term components because a Variable CompLife(R) policy is classified, will be the same as those for a select or standard policy unless the class extra exceeds $10 per $1,000, aviation or avocation extras are involved, or extra premiums are involved which are payable for less than ten years. In such cases the rate shall be in accordance with policies and procedures as determined from time to time by the Company.

           (b) The commission rates applicable in the year of increase for extra premiums payable for Term Increases because a Variable CompLife(R) policy is classified will be in accordance with policies and procedures as from time to time amended by the Company and published in the Agents Manual of Information.